For more information:  Michael R. Cox
765.463.4527
mcox@BASInc.com

BASi Announces John B. Landis, Ph.D. Elected to Board

WEST LAFAYETTE, IN, November 18, 2009 —  Bioanalytical Systems, Inc. (Nasdaq: BASI) announced today that John B. Landis, Ph.D. has been elected to the Board of Directors of the Company.

Dr. Landis retired from his position as Senior Vice President, Pharmaceutical Sciences of Schering-Plough in October 2008 and is currently an Adjunct Professor at Purdue University's Department of Chemistry.  Prior to joining Schering-Plough in 2003, Dr. Landis served in various management positions with Pharmacia Corporation and The Upjohn Company, including Director of Quality Control, Executive Director of Quality Control, Vice President of Quality Control, Vice President of Analytical Research, Vice President of CNS Psychiatry, and Senior Vice President of Preclinical Development.

"We are very pleased John will be joining the Board.  He has broad scientific and industry experience and his knowledge and insights will provide a valuable perspective to our Board," said BASi Board Chairman William E. Baitinger.

Dr. Landis received his Bachelor of Science in Chemistry from Kent State University, his Masters in Analytical Chemistry from Purdue University and his Ph.D. in Analytical Chemistry from Purdue University.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations.  The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more information about BASi.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, those market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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